Filed pursuant to Rule No. 424(b)(2)
File Number 333-117426

Prospectus Supplement No. 1 (to Prospectus dated August 13, 2004)

Host America Corporation

1,975,454 Shares of Common Stock

This Prospectus Supplement No. 1 supplements our prospectus dated August 13, 2004.  The prospectus relates to the resale of shares of our common stock by the selling shareholders identified in the prospectus (including their transferees, pledges, donees or other successors).  You should read this Prospectus Supplement No. 1 in conjunction with the prospectus listed above.

Amendments to Recent Developments

            The information concerning the private placement with Laurus Master Funds, Ltd. under the heading “Recent Developments” is hereby amended by adding the following:

            On February 15, 2005, we entered into an amendment agreement with Laurus Master Funds, Ltd. amending certain terms of the secured convertible Term Note A and of the secured convertible Term Note B.  Pursuant to the amendment agreement, Term Note A is amended to provide that the fixed conversion price remains at $5.03, provided, however, that the first $1,000,000 of Term Note A and/or Term Note B, collectively, converted into shares of common stock on or after February 15, 2005 shall be converted at a fixed conversion price of $3.50.  Similarly, Term Note B is amended to provide that the fixed conversion price remains at $5.48, provided, however, that the first $1,000,000 of Term Note B and/or Term Note A, collectively, converted into shares of common stock on or after February 15, 2005 shall be converted at a fixed conversion price of $3.50.  In addition, pursuant to the amendment agreement, we issued to Laurus a common stock purchase warrant for 25,000 shares of our common stock exercisable through June 23, 2014 at $5.98 per share.  The warrant is subject to certain adjustment provisions in the event we shall (a) effect a corporate reorganization or merger; or (b) consolidate or merge into any other entity or transfer all or substantially all of our assets or properties under a plan contemplating our dissolution.

The date of this prospectus supplement is February 18, 2005